FOR IMMEDIATE RELEASE

Contact: Robert Forrester	Gina Nugent
Executive Vice President, Chief Financial Officer	VP, Corporate Communications and IR
CombinatoRx, Incorporated	CombinatoRx, Incorporated
Phone: 617-301-7100	617-301-7099
Fax: 617-301-7010	617-301-7010
rforrester@combinatorx.com	gnugent@combinatorx.com

COMBINATORX DRUG CANDIDATE CRx-191 DEMONSTRATES POSITIVE PHASE 2 RESULTS

IN PSORIASIS

-- Successful Proof-of-Concept Study with Reductions in Psoriatic Infiltrate Thickness, Erythema and Clinical Skin Assessments –

-- Conference Call Today at 8:30 a.m. ET --

Cambridge, MA, March 12, 2008 – CombinatoRx, Incorporated (NASDAQ: CRXX) today announced top line results of its randomized, blinded, placebo-controlled Phase 2 proof-of-concept clinical trial of CRx-191 in plaque psoriasis. CRx-191 is a topical synergistic combination drug candidate in development for psoriasis and other steroid-responsive dermatoses. The trial evaluated the efficacy, safety and tolerability of two doses of CRx-191 compared to placebo in subjects with psoriasis. In this trial, the high dose of CRx-191 demonstrated an 81% reduction in psoriatic infiltrate from baseline to day 12, compared to 11% for placebo. This reduction demonstrated with CRx-191 was statistically significant (P<0.0001). Similarly, CRx-191 demonstrated a 58% reduction in erythema (redness) from baseline to day 12, as compared to 6% with placebo. This effect was also statistically significant (P<0.0001). In clinical assessments of skin condition, CRx-191 demonstrated clinically significant improvements from baseline to day 12 in 100% of all test fields, as compared to 0% for placebo. The high and low doses of CRx-191 performed similarly, although CRx-191 high dose was numerically superior to low dose on most measures.

CRx-191 was also compared to its individual components on multiple measures such as psoriatic infiltrate thickness, erythema and clinical skin condition and produced greater improvements than mometasone and nortriptyline alone. Although this trial was not powered to achieve statistical significance in comparison to its components, CRx-191 was superior in all aspects and achieved statistical significance for erythema. The mean reduction in erythema for CRx-191 compared to mometasone was statistically significant (P=0.017) and numerically greater on infiltrate thickness reduction and clinical skin assessment scores. CRx-191 induced statistically significant reductions compared with nortriptyline on infiltrate thickness (P<0.0001) and erythema (P<0.0001), and improved clinical skin assessment scores compared with nortriptyline.

“I am encouraged by the statistically significant improvements demonstrated with CRx-191 over vehicle in psoriatic infiltrate thickness as well as with CRx-191 in comparison to its individual components on other measures, including erythema and clinical assessment scores. CRx-191 warrants further investigation to determine its appropriate role within the psoriasis treatment paradigm,” commented Johannes Gassmueller, M.D., principal investigator for the study, bioskin GmbH, Berlin, Germany.

CRx-191 was well tolerated and there were no adverse events reported for any subjects treated in this trial. An earlier safety study conducted in healthy volunteers evaluated the tolerability of CRx-191 and its potential to induce skin thinning, a key treatment limiting side effect of many potent glucocorticoids. In this study, the CRx-191 combination did not induce skin thinning above mometasone alone.

“It is encouraging to see that the synergy demonstrated in early screening and preclinical models has successfully translated into human clinical data,” commented Alexis Borisy, President and CEO of CombinatoRx. “These data suggest there may be two potential product opportunities to further explore for CRx-191: a high-potency topical targeting psoriatic flares and a version containing a lower-dose of mometasone to be used as maintenance therapy between flares.”

245 First Street, Cambridge, MA 02142 Ph: 617 301 7000 Fax: 617 301 7010 www.combinatorx.com

The development path for CRx-191 will be determined in consultation with advisors in the coming months. Simultaneously, discussions with prospective partners are being initiated to secure resources focused on maximizing the potential of CRx-191, which is the first in a series of topical dermatology product candidates within the CombinatoRx portfolio. Clinical trials to evaluate CRx-197, another topical dermatology candidate, are also planned during 2008.

About CRx-191

CRx-191 is a topical synergistic combination drug candidate with a novel multi-target mechanism that inhibits tumor necrosis factor-alpha and interferon-gamma, key cell mediators of dermal inflammation. CRx-191 contains a mid-potency glucocorticoid, mometasone, and a very low dose of the tricyclic anti-depressant, nortriptyline. CRx-191 is thought to work through a novel mechanism of action in which nortriptyline amplifies mometasone's anti-inflammatory activities without enhancing glucocorticoid side effects to provide a potent topical glucocorticoid with an improved therapeutic index. We have developed a novel topical cream formulation of CRx-191 which provides the first topical formulation of nortriptyline. We have demonstrated that the CRx-191 class of tricyclics and glucocorticoids are safe and effective in multiple experimental and preclinical models of inflammation. CRx-191 is under development for psoriasis and other glucocorticoid-responsive dermatoses. In addition to this Phase 2a clinical trial for plaque psoriasis, an earlier safety study conducted in healthy volunteers evaluated the tolerability of CRx-191 and its potential to induce skin thinning, a key treatment limiting side effect of many potent glucocorticoids. In this study, the CRx-191 combination did not induce skin thinning above mometasone alone.

About the Trial Design

This Phase 2a clinical trial was a 12-day, single-center, randomized, double-blind, placebo-controlled study evaluating the efficacy, safety and tolerability of CRx-191 in reducing psoriatic infiltrate band thickness (extent of psoriatic inflammation) in subjects with plaque psoriasis. Twenty-one subjects were enrolled with chronic, stable plaque psoriasis with a single plaque covering an area sufficient for six treatment fields. All subjects received all treatments under an occlusive dressing in the selected treatment area: CRx-191 low dose (0.1% mometasone furoate + 0.05% nortriptyline), CRx-191 high dose ((0.1% mometasone furoate + 0.1% nortiptyline), 0.1% mometasone alone, 0.05% nortriptyline alone, 0.1% nortriptyline alone and placebo. Endpoints included reduction from baseline in psoriatic infiltrate thickness as measured by high frequency ultrasound, erythema as measured by chromametry, clinical skin condition score and histologic analysis of inflammatory biomarkers. Statistical analysis for all endpoints was conducted by calculating the mean of the difference in change from baseline to day 12 between CRx-191 and each of its comparator arms. Data provided are per protocol.

Infiltrate band thickness as measured by ultrasound is a well recognized method for clinical assessment of anti-psoriatic action. The clinical relevance of the test has been documented (Wendt 1982, Gassmueller 1993). By using an occlusive dressing, six test fields can be examined per subject, allowing intra-individual test site comparison, with the goal of providing clinically meaningful results using a relatively small cohort of subjects.

About Psoriasis

Psoriasis is a chronic inflammatory skin disease affecting between 6 and 7.5 million people in the United States characterized by skin thickening, redness and scaling. Dermatologists favor the use of local topical delivery in all but the most severe cases of psoriasis to limit systemic exposure and avoid systemic side effects. Glucocorticoids are the most commonly prescribed class of topical treatment used in psoriasis. Existing topical glucocorticoids are available in a wide range of potencies. Currently available high-potency topical glucocorticoids are associated with local skin toxicities, including thinning following only short periods of exposure and irreversible skin atrophy after longer treatment periods. A topical selective glucocorticoid amplifier that enhances potency without enhancing side effects would provide a significantly improved treatment option for psoriasis patients.

245 First Street, Cambridge, MA 02142

Ph: 617 301 7000 Fax: 617 301 7010 www.combinatorx.com

Conference Call Information

CombinatoRx will host a conference call to discuss these results at 8:30 a.m. ET on Wednesday, March 12, 2008. To access the call, please dial 800-259-0251 (domestic) or 617-614-3671 (international) five minutes prior to the start time and provide the passcode 62236398. A replay of the call will be available from 7:00 p.m. ET on March 12, 2008 until March 19, 2008. To access the replay, please dial 888-286-8010 (domestic) or 617-801-6888 (international), and provide the passcode 44463232. A live audio webcast of the call will also be available on the "Investors" section of the Company's website, www.combinatorx.com. An archived webcast will be available on the CombinatoRx website approximately two hours after the event and will be archived for 14 days.

About CombinatoRx

CombinatoRx, Incorporated (CRXX) is pioneering the new field of synergistic combination pharmaceuticals and has a broad product portfolio in Phase 2 clinical development. Going beyond traditional combinations, CombinatoRx creates product candidates with novel mechanisms of action striking at the biological complexities of human disease. The lead programs in the CombinatoRx portfolio are advancing into later stage clinical trials based on the strength of multiple positive Phase 2a results. This portfolio is internally generated from the CombinatoRx proprietary drug discovery technology which provides a renewable and previously untapped source of novel drug candidates. The Company was founded in 2000 and is located in Cambridge, Massachusetts. To learn more about CombinatoRx, please visit www.combinatorx.com.

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning CombinatoRx, its product candidate CRx-191, its clinical, commercial and therapeutic potential, its plans for clinical development of CRx-191 and CRx-197, its business development plans and its drug discovery technology. These forward-looking statements about future expectations, plans and prospects of CombinatoRx and CRx-191 and CRx-197 involve significant risks, uncertainties and assumptions, including risks related to the Company's ability to enroll and successfully complete its clinical trials of CRx-191 and CRx-197, the Company's ability to develop a proprietary formulation of CRx-191 and CRx-197, potential difficulty and delays in obtaining regulatory approval for the sale and marketing of CRx-191 and CRx-197, the unproven nature of the CombinatoRx drug discovery technology, the Company's ability to enter into collaborative relationships or obtain additional financing or funding for its research and development and those other risks that can be found in the "Risk Factors" section of the CombinatoRx Annual Report on Form 10-K on file with the Securities and Exchange Commission and the other reports that CombinatoRx periodically files with the Securities and Exchange Commission. Actual results may differ materially from those CombinatoRx contemplated by these forward-looking statements. CombinatoRx does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release.

(c) 2008 CombinatoRx, Incorporated. All rights reserved.

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245 First Street, Cambridge, MA 02142

Ph: 617 301 7000 Fax: 617 301 7010 www.combinatorx.com